Exhibit 23.4

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 dated June 8, 2007 of our report dated April 15, 2007, relating to the consolidated financial statements and supplemental schedules of NLASCO, Inc. and Subsidiaries, appearing in Affordable Residential Communities, Inc.’s Preliminary Proxy Statement on Schedule 14a dated June 1, 2007.  We also consent to the reference to us under the heading “Experts” in this registration statement.

Jaynes, Reitmeier, Boyd & Therrell, P.C.

Waco, Texas

June 8, 2007